EXHIBIT 99.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement
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Applied Micro Circuits Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INVITATION TO SPECIAL MEETING OF STOCKHOLDERS

DATE: Wednesday, May 31, 2006

TIME: 10:00 a.m.

PLACE: AMCC Corporate Headquarters

215 Moffett Park Drive, Sunnyvale, California 94089

April 14, 2006

Dear Stockholders:

Please join me at a special meeting of the stockholders of Applied Micro Circuits Corporation on May 31, 2006. At the special meeting, we will ask you to approve a proposed exchange of certain outstanding stock options for a reduced number of restricted stock units to be granted under our 2000 Equity Incentive Plan.

We will also ask you to approve an amendment and restatement of our 1992 Stock Option Plan. If this amendment and restatement is approved, the plan, which will be called the 1992 Equity Incentive Plan, will become our only plan for future equity awards after completion of the option exchange.

Both measures are important components of our strategy for rationalizing our equity incentive plan structure and updating our equity compensation practices. Our Board of Directors joins me in recommending that you approve both proposals so that your company under its new leadership can attract and retain the employees necessary to achieve our goals for the company.

Whether or not you are able to attend the special meeting in person, it is important that your shares be represented. You can vote your shares using the Internet or a toll-free telephone number, or by completing and returning the enclosed proxy card by mail. Instructions on each of these voting methods are outlined in the accompanying proxy statement. Please vote as soon as possible. Thank you.

Sincerely yours,

KAMBIZ HOOSHMAND

President and Chief Executive Officer

APPLIED MICRO CIRCUITS CORPORATION

215 MOFFETT PARK DRIVE

SUNNYVALE, CALIFORNIA 94089

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 31, 2006

To the Stockholders of Applied Micro Circuits Corporation:

A special meeting of the stockholders of Applied Micro Circuits Corporation will be held at the principal executive offices of the Company located at 215 Moffett Park Drive, Sunnyvale, California 94089 on Wednesday, May 31, 2006 at 10:00 a.m. local time for the following purposes:

1.     To approve a proposed exchange of certain outstanding stock options for a reduced number of restricted stock units to be granted under our 2000 Equity Incentive Plan.

2.     To approve the amendment and restatement of our 1992 Stock Option Plan, thereafter to be referred to as our 1992 Equity Incentive Plan.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the special meeting is April 3, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Cynthia J. Moreland Secretary

Sunnyvale, California

April 14, 2006

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

THANK YOU FOR ACTING PROMPTLY.

i

APPLIED MICRO CIRCUITS CORPORATION

215 MOFFETT PARK DRIVE

SUNNYVALE, CALIFORNIA 94089

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 31, 2006

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

Applied Micro Circuits Corporation (sometimes referred to herein as “AMCC”) sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at a special meeting of stockholders to be held on Wednesday, May 31, 2006. You are invited to attend the special meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting in person to vote your shares. You may simply complete, sign and return your proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 17, 2006 to all stockholders of record entitled to vote at the special meeting.

What am I voting on?

There are two matters scheduled for a vote:

•	approval of a proposed exchange of certain outstanding stock options for a reduced number of restricted stock units to be granted under our 2000 Equity Incentive Plan; and

•	approval of the amendment and restatement of our 1992 Stock Option Plan, thereafter to be referred to as our 1992 Equity Incentive Plan.

Why are these matters being submitted at a special meeting instead of the annual meeting?

We believe that the proposals if approved by you will permit us:

•	to meaningfully reduce the option “overhang” represented by outstanding options that have high exercise prices and no longer incentivize their holders to remain as our employees;

•	to re-incentivize the employees who participate in the option exchange program by issuing them restricted stock units that will vest over a period of two years following the exchange if they remain with us; and

•	to significantly update our equity incentive practices to use restricted stock units and other forms of equity awards that have the potential to be more effective incentives for our employees while allowing us to incur less dilution.

Our management and Board of Directors believes that the longer we wait to implement these changes the more risk there will be to our ability to attract and retain the employees we believe will be needed to accomplish our goals. We did not believe it prudent to wait until our annual meeting of stockholders later in the year.

Who can vote at the special meeting?

Only stockholders of record at the close of business on April 3, 2006 will be entitled to vote at the special meeting. On this record date, there were 295,439,977 shares of common stock outstanding and entitled to vote.

Am I a stockholder of record?

If at the close of business on April 3, 2006 your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record.

What if my AMCC shares are not registered directly in my name but are held in street name?

If at the close of business on April 3, 2006 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

If I am a stockholder of record of AMCC shares, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the special meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. The procedures for voting are as follows:

•	To vote in person, come to the special meeting, and we will give you a ballot when you arrive.

•	To vote by proxy using the enclosed proxy card, complete, sign and date your proxy card and return it promptly in the envelope provided.

•	To vote by proxy over the telephone, dial the toll-free phone number listed on your proxy card under the heading “Vote by Phone” using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from your proxy card.

•	To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from your proxy card.

If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 30, 2006 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone or cable companies.

No matter which procedure you choose, you may vote “For” or “Against” or abstain from voting for Proposal 1 and Proposal 2. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

If I am a beneficial owner of AMCC shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you should have received a proxy card and voting instructions with these proxy materials from the organization that is the record owner of your shares rather than from us. Simply complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by that organization. To vote in person at the special meeting, you must obtain a valid proxy from that organization. To request the requisite proxy form, follow the instructions from your broker included with these proxy materials or contact your broker.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal. A “broker non-vote” occurs when a stockholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular item because the stockholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

To be approved, Proposal 1 and Proposal 2 must receive a “For” vote from the majority of the shares present at the special meeting of stockholders or represented by proxy and entitled to vote at the special meeting of stockholders. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

The approval of Proposal 1 is not contingent or dependent on the approval of Proposal 2, nor is the approval of Proposal 2 contingent or dependent on the approval of Proposal 1.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business of April 3, 2006.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are present at the meeting or represented by proxy. At the close of business on the record date for the meeting, there were 295,439,977 shares outstanding and entitled to vote. Thus 147,719,989 shares must be present at the meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the meeting. If there is no quorum, a majority of the votes present at the meeting or represented by proxy may adjourn the meeting to another date.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” Proposal 1 and Proposal 2.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089).

•	You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of AMCC shares held in street name and you wish to vote in person at the special meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

How can I find out the results of the voting at the special meeting?

Preliminary voting results will be announced at the special meeting. Final voting results will be published in our quarterly report on Form 10-Q for the first quarter of fiscal 2007, which ends June 30, 2006.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

We have retained Georgeson Shareholder Communications, Inc. to assist us in soliciting proxies for the special meeting. We have agreed to pay Georgeson a fee of $6,500, plus out of pocket expenses, for its proxy solicitation services.

PROPOSAL 1

APPROVAL OF STOCK OPTION EXCHANGE PROGRAM

On March 22, 2006, our Board of Directors authorized, subject to stockholder approval, a stock option exchange program that will permit our eligible employees to exchange outstanding stock options with exercise prices equal to or greater than $4.90 per share for a reduced number of restricted stock units to be granted under our 2000 Equity Incentive Plan, or the 2000 Plan. The $4.90 threshold is intended to ensure that only outstanding stock options that are appropriately “out of the money” are eligible for the exchange program. Our Board of Directors authorized our Compensation Committee to adjust the threshold for options eligible to participate in the exchange program if there is a significant change in the market price for our common stock preceding the commencement of the exchange program.

If approved by the stockholders, the exchange program will be open to all persons that as of the commencement of the exchange program are employed by us and those of our subsidiaries that are designated for participation by the Compensation Committee of our Board of Directors. However, members of our Board of Directors and our executive officers will not be eligible to participate in the exchange program.

The exchange ratios of shares subject to eligible options cancelled to restricted stock units issued will generally range from 3.5-to-1 to 25-to-1. These exchange ratios are intended to result in the issuance of restricted stock units that have a fair value approximately equal to the fair value of the cancelled options they replace as of the date of the exchange offer, determined using an option valuation model. Our Compensation Committee retains the discretion to adjust the exchange ratios if there is a significant change in the market price for our common stock preceding the commencement of the exchange program.

Each restricted stock unit issued in the exchange program will represent a right to receive one share of our common stock on a specified future date when the restricted stock unit vests through the participant’s continued employment. The restricted stock units will be subject to vesting semi-annually over two years from the date the restricted stock units are issued, which is expected to be the date the exchange program is completed.

We believe that the exchange program if approved by the stockholders will permit us:

•	to meaningfully reduce the option “overhang” represented by outstanding options that have high exercise prices and no longer incentivize their holders to remain as our employees; and

•	to re-incentivize the employees who participate in the exchange program by issuing them restricted stock units that will vest over a period of two years following the exchange if they remain with us.

The exchange program is an important component in our strategy for rationalizing our equity incentive plan structure and updating our compensation practices.

Background

We regularly grant stock options to a substantial portion of our employees. When our Compensation Committee approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is typically equal to or greater than the market price of a share of our common stock on the date the option is granted. Thus, an employee receives value only if he or she exercises an option and later sells the purchased shares at a price that exceeds the option’s exercise price.

Like many technology companies, our stock price has experienced a significant decline during the last several years. In the late 1990’s, communication service providers began investing in data networks to meet the rapidly growing demands of their customers. During this period of rapid expansion, communication equipment suppliers placed increased orders with us and their other suppliers to ensure that they had the components needed to fulfill the expected growth in demand for networking equipment. This resulted in inventory levels expanding at the equipment suppliers, contract manufacturers, distributors, and component suppliers like us. This environment changed suddenly at the beginning of 2001. Many of the communication service providers decreased capital expenditures on networking equipment and many of the emerging carriers were unable to attract sufficient customers and failed. Due to this downturn, we experienced a significant drop in sales and orders of our products and a sharp increase in order cancellations during fiscal 2002 and 2003. Our stock price declined dramatically.

Since this downturn, we have undertaken a number of initiatives intended to improve our performance and, in turn, increase our stock price. For example, we implemented significant restructuring activities in an effort to reduce operating costs and focus on profitable growth opportunities. In an effort to diversify our customer base and markets that we serve, we have also made several acquisitions. We acquired JNI Corporation, a provider of hardware and software products that are critical elements of storage networks, in 2003, purchased assets and licensed intellectual property associated with IBM’s PowerPRS switch fabric product line and its 400 series of embedded PowerPC® standard products in 2003 and 2004 and acquired 3ware, Inc., a provider of high-performance, high-capacity storage solutions, in 2004. Each of these acquisitions has presented challenges for us in integrating the acquired business and operations and successfully realizing the value of the acquisition. In 2005, we instituted significant changes with the hiring of a new Chief Executive Officer and a number of senior executive officers. Under this new leadership, we are pursuing a strategy of providing the essential building blocks for the processing, transporting and storing of information worldwide.

These efforts have not yet achieved their intended effect, and as a result, our stock price has remained at relatively low levels. Consequently, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of April 3, 2006, eligible employees held options for approximately 14,974,881 shares with exercise prices ranging from $4.90 per share to $87.24 per share, while the closing price of our common stock on the Nasdaq National Market on that date was $3.94 per share. We believe that these “out of the money” options are no longer effective as performance and retention incentives, and that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs. An equity stake in the success of the company is a critical component of these programs. We believe the exchange program will provide us with an opportunity to restore for eligible employees an incentive to achieve our future growth and success.

Many of the eligible options have been out of the money for an extended period of time and, therefore, have not been exercised by our employees. As a result, we have developed a significant stock option “overhang” consisting of options which we believe are not serving their intended purpose of incentivizing employees. If this Proposal 1 is approved by our stockholders and we implement the exchange program, eligible options surrendered under the program will be returned to the applicable plan pursuant to which they were originally granted. If Proposal 2 is approved by our stockholders, we will discontinue the issuance of stock awards under any of these plans other than our 1992 Equity Incentive Plan following the completion of the exchange program. Assuming that only options with exercise prices equal to or greater than $4.90 per share are eligible to participate in the exchange program, that 100% of eligible employees participate in the exchange program, and that the exchange ratios described in the table set forth under “Exchange Ratios” below are applied, eligible options covering approximately 14,974,881 shares as of April 3, 2006 would be surrendered and cancelled, while approximately 2,619,540 restricted stock units would be issued, resulting in a net reduction of approximately 12,355,341 shares.

Description of the Exchange Program

Implementation of the Exchange Program

Our Board of Directors authorized the exchange program on March 22, 2006, upon the recommendation of the Compensation Committee of our Board of Directors and subject to stockholder approval. Upon the commencement of the exchange program, eligible employees holding eligible options will receive a written offer to exchange that will set forth the precise terms and timing of the exchange program. Eligible employees will be given at least 20 business days to elect to surrender their eligible options in exchange for restricted stock units. At or before commencement of the exchange program, we will file the offer to exchange with the Securities and

Exchange Commission, or SEC, as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to obtain the offer to exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov.

Eligible Options

As of April 3, 2006, options for approximately 54,388,679 shares of our common stock were outstanding under all of our equity incentive plans at a weighted average exercise price of $5.81 per share and with a weighted average remaining life of 6.09 years. Of these, options to purchase approximately 14,974,881 shares of common stock, having exercise prices equal to or greater than $4.90, are held by eligible employees and would be eligible for exchange under the exchange program. If 100% of the eligible options are exchanged and restricted stock units are granted in accordance with the exchange ratios described under “Exchange Ratios” below, the number of shares underlying outstanding options and the restricted stock units granted under the exchange program would be reduced by approximately 12,355,341 shares, or approximately 4.2% of the number of shares of our common stock issued and outstanding as of April 3, 2006.

As of April 3, 2006, options for approximately 39,413,798 shares of our common stock that were ineligible for the exchange program were outstanding under all of our equity incentive plans at a weighted average exercise price of $4.86 per share and with a weighted average remaining life of 6.25 years.

Eligible Employees

The exchange program will be open to all persons that as of the commencement of the exchange program are employed by us and those of our subsidiaries that are designated for participation by the Compensation Committee of our Board of Directors. However, members of our Board of Directors and our executive officers will not be able to participate. We may exclude employees in certain non-U.S. jurisdictions from the exchange program if local law would make their participation infeasible or impractical. The total number of shares underlying eligible options and the maximum number of restricted stock units that may be issued with respect to such eligible options as set forth in this Proposal 1 assume that no such employees will be excluded from the exchange program.

In addition to being employed as of the commencement of the exchange program, an employee must continue to be employed by us or one of our designated subsidiaries on the date the surrendered options are cancelled and restricted stock units are granted in exchange for them. Any employee holding eligible options who elects to participate in the exchange program but whose employment terminates for any reason prior to the grant of the restricted stock units, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will retain his or her eligible options subject to their existing terms. As of April 3, 2006, eligible options were held by approximately 429 eligible employees.

Exchange Ratios

Our intent is to establish exchange ratios that will result in the issuance of restricted stock units in the exchange program with a fair value approximately equal to the fair value of the stock options surrendered in the exchange program. We calculated the fair value of the eligible options using the Black Scholes option valuation model, a common method used for estimating the fair value of a stock option. For this purpose, we used the following factors: (a) the option’s exercise price; (b) an assumed value of $4.00 per share of our common stock; (c) an expected volatility of our common stock price of 49.0%; (d) the remaining contractual life of the stock option; (e) risk-free interest rates ranging from 4.00% to 4.75% (depending on the term of the option); and (f) no expected dividends. We then established five exchange ratios based on the average Black Scholes value of the eligible options having exercise prices within a specified range for each ratio, as compared to the assumed fair market value of one share of our common stock underlying a restricted stock unit to be issued in the exchange program. For this purpose, we assumed a fair market value of $4.00 per share.

The following table sets forth the five exchange ratios as well as the total number of shares underlying eligible options for each ratio and the maximum number of restricted stock units that may be issued with respect to such eligible options in the exchange program:

Exercise Price Range	Weighted Average Exercise Price	Weighted Average Remaining Life	Total Shares Underlying Options	Exchange Ratio: Option Shares per Restricted Stock Unit	Total Restricted Stock Units to be Granted(1)
$4.90 - $5.50	$5.03	7.36	2,253,217	3.5 to 1	643,776
$5.51 - $7.00	$6.23	5.60	10,062,900	5.5 to 1	1,829,618
$7.01 - $10.00	$7.95	5.02	153,931	8.5 to 1	18,110
$10.01 - $20.00	$13.83	4.06	1,044,124	15 to 1	69,608
$20.01 and above	$23.75	4.74	1,460,709	25 to 1	58,428

	$8.31	5.67	14,974,881		2,619,540

(1)	Assuming 100% participation in the exchange program.

The total number of restricted stock units a participating employee will receive with respect to a surrendered eligible option will be determined by multiplying the number of shares underlying the surrendered option by the applicable exchange ratio and rounding to the nearest whole share. For example, if an eligible employee holds an option to purchase 1,000 shares of our common stock at an exercise price of $5.00 per share, he or she would be entitled to exchange that option for 286 restricted stock units (i.e., after applying the applicable 3.5 to 1 exchange ratio set forth in the table above).

Compensation Committee Adjustment

Our Board of Directors authorized our Compensation Committee to adjust the threshold for options eligible to participate in the exchange program if there is a significant change in the market price for our common stock preceding the commencement of the exchange program. Our Compensation Committee also retains the discretion to adjust the exchange ratios if there is a significant change in the market price of our common stock preceding the commencement of the exchange program in comparison to the average market price used in determining the exchange ratios set forth in the table above. If our Compensation Committee does adjust the exchange ratios, it will do so to cause the offer to exchange to result in the issuance of restricted stock units having a fair value approximately equal to the fair value of the stock options surrendered, determined using the same valuation methodologies as were used to determine the exchange ratios set forth in the table above.

Election to Participate

Participation in the exchange program will be voluntary. Eligible employees will have an election period of at least 20 business days from the commencement of the offer to exchange in which to determine whether they wish to participate.

Vesting of Restricted Stock Units

Restricted stock units issued in the exchange program will be completely unvested at the time they are granted and will become vested on the basis of the participant’s continued employment with us or one of our subsidiaries. The restricted stock units will vest in equal semi-annual installments over two years measured from the date of grant, regardless of the extent to which the corresponding eligible options were vested upon surrender. A participant in the exchange program will forfeit any restricted stock units received that remain unvested at the time his or her employment with us or one of our subsidiaries terminates for any reason. Under the terms of the 2000 Plan, all stock awards, including restricted stock units, held by persons whose service with us has not terminated generally have one year of additional vesting in the event of certain change-of-control transactions.

Other Terms and Conditions of Restricted Stock Units

Restricted stock units issued in the exchange program will be granted pursuant to the 2000 Plan. Each restricted stock unit represents a right to receive one share of our common stock on a fixed settlement date, which is the date on which the restricted stock unit vests. A participant is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her restricted stock units. However, employees generally will recognize taxable income upon settlement of the restricted stock units that is subject to income and employment tax withholding. We may elect to satisfy our tax withholding obligations by deducting from the shares of common stock that would otherwise be issued in settlement of restricted stock units a number of whole shares having a fair market value that does not exceed the applicable minimum statutory withholding requirements. All other terms and conditions of the restricted stock units issued in the exchange program will be substantially the same as those that apply generally to restricted stock units granted under the 2000 Plan.

Potential Modification to Exchange Program Terms to Comply with Governmental Requirements

The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the offer to exchange, it is possible that we may need to alter the terms of the exchange program to comply with comments from the staff. We intend to make the exchange program available to our employees who are located outside of the United States, where permitted by local law and where we determine it is feasible or practical to do so. It is possible that we may need to make modifications to the terms of the exchange program offered to employees in countries outside the United States to comply with local requirements, or as a result of tax or accounting considerations.

U.S. Federal Income Tax Consequences

The exchange of eligible options for restricted stock units pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of restricted stock units. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences described in the preceding sentence.

Accounting Treatment

As of April 1, 2006, we have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the restricted stock units granted in the exchange. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of restricted stock units granted to employees in exchange for surrendered stock options, measured as of the date the restricted stock units are granted, over the fair value of the stock options surrendered in exchange for the restricted stock units, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the restricted stock units. In the event that any of the restricted stock units are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited restricted stock units will not be recognized.

New Plan Benefits

Because the decision whether to participate in the exchange program is completely voluntary, we are not able to predict which or how many employees will elect to participate, how many eligible options will be surrendered for exchange, or how many restricted stock units may be issued. As indicated above, members of our Board of Directors and our executive officers are not eligible to participate in the exchange program.

Effect on Stockholders

We have designed the proposed exchange program in a manner intended to ensure that the value of the options surrendered in the exchange program is approximately equal to the value of the restricted stock units granted in the exchange program. The exchange program is intended to restore competitive and appropriate equity incentives for our employees and those of our subsidiaries and to reduce our existing overhang. While we cannot predict which or how many employees will elect to participate in the exchange program, assuming that 100% of eligible employees participate in the exchange program and that the exchange ratios described in the table set forth under “Exchange Ratios” above are applied, eligible options covering approximately 14,974,881 shares as of April 3, 2006 would be surrendered and cancelled, while approximately 2,619,540 restricted stock units would be issued, resulting in a reduction in our overhang of approximately 12,355,341 shares.

Required Vote and Board of Directors Recommendation

Approval of Proposal 1 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the special meeting of stockholders. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

Our Board of Directors believes that approval of Proposal 1 is in our best interests and the best interests of our stockholders for the reasons stated above.

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 2

APPROVAL OF AMENDMENT AND RESTATEMENT OF 1992 STOCK OPTION PLAN

On March 22, 2006, our Board of Directors authorized, subject to stockholder approval, the amendment and restatement of our 1992 Stock Option Plan, or the 1992 Plan, to do the following:

•	expand the type and nature of awards available for grant under the 1992 Plan;

•	rename the 1992 Plan as the “1992 Equity Incentive Plan”;

•	extend the expiration date for the 1992 Plan until March 21, 2016;

•	increase the share reserve under the 1992 Plan by 12,000,000 shares; and

•	provide that any shares subject to stock awards under the 2000 Plan that terminate or are forfeited or repurchased and would otherwise be returned to the share reserve under the 2000 Plan will instead be added to the share reserve under the 1992 Plan. Shares subject to any stock options under the 2000 Plan that are surrendered in the exchange program described in Proposal 1 would not be added to the share reserve under the 1992 Plan if this Proposal 2 is approved.

If this Proposal 2 is approved, we will thereafter no longer issue equity awards under our plans other than the 1992 Plan (with the exception of any restricted stock units to be granted from the 2000 Plan in exchange for the stock options surrendered pursuant to the exchange program).

We believe that the amendment and restatement of the 1992 Plan if approved by you will permit us to significantly update our equity incentive practices to use restricted stock units and other forms of equity awards that have the potential to be more effective incentives for our employees while allowing us to incur less dilution. The amendment and restatement of the 1992 Plan is an important component in our strategy for rationalizing our equity incentive plan structure and updating our compensation practices.

Description of the Amended and Restated 1992 Equity Incentive Plan

The material features of the amended and restated 1992 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the amended and restated 1992 Plan. Stockholders are urged to read the actual text of the amended and restated 1992 Plan in its entirety, which is appended to this proxy statement as Appendix A.

Background and Purpose

The terms of the 1992 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-related awards, and performance awards that may be settled in cash, stock, or other property.

The purpose of the 1992 Plan is to provide a means by which employees, directors, and consultants may be given an opportunity to purchase our common stock to assist us in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for our success.

Shares Available for Awards

If this Proposal 2 is approved, the total number of shares of our common stock reserved for issuance under the 1992 Plan will consist of:

•	the number of shares subject to outstanding stock awards and the number of shares available for future grant under the 1992 Plan as of the date of the special meeting; plus

•	an additional 12,000,000 shares; plus

•	the number of shares subject to any stock awards under the 2000 Plan that terminate or are forfeited or repurchased and would otherwise be returned to the share reserve under the 2000 Plan. Shares subject to any stock options under the 2000 Plan that are surrendered in the exchange program described in Proposal 1 would not be added to the share reserve under the 1992 Plan if this Proposal 2 is approved.

As of April 3, 2006, options to purchase approximately 20,909,091 shares were outstanding and 18,938,983 shares were available for future grant under the 1992 Plan. If Proposal 1 is approved and we implement the exchange program consistent with our current assumptions, up to approximately 1,273,189 shares subject to outstanding options (as of April 3, 2006) could be returned to the 1992 Plan and become available for future grant under the 1992 Plan as a result of the completion of the exchange program. If Proposal 2 is approved, an additional 12,000,000 shares will become available for future grant under the 1992 Plan and up to approximately 29,824,052 additional shares subject to outstanding options under the 2000 Plan (as of April 3, 2006) could become available for future grant under the 1992 Plan to the extent those options are not surrendered in the exchange program and thereafter terminate or are forfeited prior to exercise.

Eligibility

The persons eligible to receive awards under the 1992 Plan consist of our employees, directors and consultants. However, incentive stock options, or ISOs, may be granted under the 1992 Plan only to our employees, including our officers who are employees.

Administration

The 1992 Plan is administered by our Board of Directors, which may in turn delegate authority to administer the plan to a committee. Our Board of Directors has delegated administration of the 1992 Plan to our Compensation Committee. Subject to the terms of the 1992 Plan, our Compensation Committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, our Compensation Committee also determines the exercise price of options granted under the 1992 Plan. Subject to the terms of the 1992 Plan, our Compensation Committee may delegate to one or more of our officers the authority to grant stock awards to our other officers and employees. Such officer would be able to grant only the total number of stock awards specified by our Compensation Committee and such officer would not be allowed to grant a stock award to himself or herself.

Stock Options

Stock options will be granted pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 1992 Plan will vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise, prior to vesting. Unvested shares of our common stock issued in connection with an early exercise may be repurchased by us.

In general, the term of stock options granted under the 1992 Plan may not exceed ten years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months, after the date the service relationship ends. If an optionholder’s service relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. In no event may an option be exercised after its expiration date.

Acceptable forms of consideration for the purchase of our common stock issued under the 1992 Plan will be determined by our Compensation Committee and may include cash, common stock previously owned by the optionholder, payment through a broker assisted exercise or a net exercise feature, or other legal consideration approved by our Compensation Committee.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonstatutory stock options, or NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any ISO award must not exceed five years from the date of grant.

In addition, no employee may be granted options or stock appreciation rights under the 1992 Plan covering more than 5,000,000 shares of our common stock in any calendar year.

Restricted Stock Awards

Restricted stock awards will be granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for the recipient’s past or future services performed for us or an affiliate of ours. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by our Compensation Committee. Generally, except for restricted stock awards that (a) are granted to non-employee directors or (b) vest based on the satisfaction of performance goals (which will vest over a performance period not less than one year), restricted stock awards will vest over a time period not less than three years, except in the event of certain change-of-control transactions. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

Restricted stock unit awards will be granted pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form permitted under applicable law; however, we will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock as deemed appropriate by our Compensation Committee, or in any other form of consideration determined by our Compensation Committee and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by our Compensation Committee. Generally, except for restricted stock unit awards that (a) are granted to non-employee directors or (b) vest based on the satisfaction of performance goals (which will vest over a performance period not less than one year), restricted stock unit awards will vest over a time period not less than three years, except in the event of certain change-of-control transactions. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights will be granted through a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by our Compensation Committee or its authorized committee, but shall in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Our Compensation Committee may also impose any restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock or in cash or any combination of the two, or any other form of legal consideration approved by our Compensation Committee. If a stock appreciation right recipient’s relationship with us, or any affiliate of ours, ceases for any reason, the recipient may exercise any vested stock appreciation right up to three months from cessation of service, unless the terms of the stock appreciation right agreement provide that the right may be exercised for a longer or shorter period.

Performance Awards

The 1992 Plan provides for the grant of two types of performance awards: performance stock awards and performance cash awards. Performance awards may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. All of our employees, directors and consultants are eligible to receive performance awards under the 1992 Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by our Compensation Committee. The maximum amount to be granted to any individual in a calendar year attributable to such performance awards may not exceed 3,000,000 shares of our common stock in the case of performance stock awards, or $5,000,000 in the case of performance cash awards.

In granting a performance award, our Compensation Committee will set a period of time, or a performance period, over which the attainment of one or more performance goals will be measured for the purpose of determining whether the award recipient has a vested right in or to such performance award. Within the time period prescribed by Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code (typically before the 90th day of a performance period), our Compensation Committee will establish the performance goals, based upon one or more pre-established performance criteria enumerated in the 1992 Plan and described below. As soon as administratively practicable following the end of the performance period, our Compensation Committee will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the 1992 Plan shall be determined by the our Compensation Committee, based on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii); stockholders’ equity; and (xxviii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Compensation Committee.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 1992 Plan. Our Compensation Committee will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by our Compensation Committee. Generally, except for other forms of stock awards that (a) are granted to non-employee directors or (b) vest based on the satisfaction of performance goals (which will vest over a performance period not less than one year), other forms of stock awards will vest over a time period not less than three years, except in the event of certain change-of-control transactions.

Changes to Capital Structure

In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the 1992 Plan and the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Corporate Transactions

In the event of certain corporate transactions, all outstanding stock awards under the 1992 Plan may be assumed, continued or substituted for by any surviving entity, and in such event, such awards will become entitled to one year of additional vesting. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting of such stock awards held by persons whose service with us has not terminated generally will be accelerated in full and such stock awards will terminate if and to the extent not exercised at or prior to the effective time of the corporate transaction and our repurchase rights will generally lapse.

Plan Amendments

Our Compensation Committee will have the authority to amend or terminate the 1992 Plan. However, no amendment or termination of the plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 1992 Plan as required by applicable law.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 1992 Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The 1992 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition will be included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the 1992 Plan stock appreciation rights separate from any other award or in tandem with other awards under the 1992 Plan.

Where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, then the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Units

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change of control. If delivery occurs on another date, unless the stock units qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units, will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Section 162 Limitations

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m) of the Code, the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year as disclosed in our SEC filings. Please see the Summary Compensation Table below for a current listing of covered employees.

Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) of the Code deduction limitation. In accordance with United States treasury regulations issued under Section 162(m) of the Code, compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of our Board of Directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the 1992 Plan under which the award is granted is approved by stockholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the shareholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The 1992 Plan provides that directors serving on the committee may be “outside directors” within the meaning of Section 162(m) of the Code. This limitation would exclude from the committee directors who are (i) current employees of ours or one of our affiliates, (ii) former employees of ours or one of our affiliates who are receiving compensation for past services to us or one of our affiliates (other than benefits under a tax-qualified pension plan), (iii) current and former officers of ours or one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m) of the Code. The definition of an “outside director” under Section 162(m) of the Code is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Compensation Committee is currently comprised solely of “outside directors” within the meaning of Section 162(m) of the Code.

New Plan Benefits

The amended and restated 1992 Plan will become effective if and when this Proposal 2 is approved by our stockholders. The Board of Directors approved the amended and restated 1992 Plan on March 22, 2006, and subject to stockholder approval, the Board of Directors will grant options to purchase shares of common stock to certain individuals set forth in the table below.

1992 Equity Incentive Plan

Name and Position	Number of Shares Subject to Options
Non-executive director group (1)	310,000

(1)	On April 1 of each year, by standing resolution of the Board of Directors each of our non-employee directors (there are currently six) is automatically granted under the 1992 Plan an option to purchase 50,000 shares of our common stock and the Chairman of the Board is automatically granted an option to purchase 10,000 additional shares. These resolutions may be modified at any time at the discretion of the Board of Directors to change the number of shares or other terms of the awards or to discontinue the automatic grants. The number of shares set forth in the table does not include shares subject to options granted to non-employee directors when they are first elected to the Board of Directors. Such grants, which are made at the discretion of the Board of Directors, have typically been for options to purchase 75,000 shares. Please see “Compensation of Directors - Stock Options” for more information on the terms of options granted to non-employee directors.

Required Vote and Board of Directors Recommendation

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the special meeting of stockholders. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

Our Board of Directors believes that approval of Proposal 2 is in our best interests and the best interests of our stockholders for the reasons stated above.

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding our equity compensation plans in effect as of March 31, 2006:

Plan Category	Number of shares to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities in column (a)) (c)
Equity compensation plans approved by stockholders(1)	22,053,259	$5.98	28,464,325
Equity compensation plans not approved by stockholders(2)	29,869,964	$5.74	35,582,130

Total(3)	51,923,223	$5.84	64,046,455

(1)	Includes 9,198,676 shares available for future issuance under our 1998 Employee Stock Purchase Plan.
(2)	Includes the 2000 Plan, our 1998 Stock Incentive Plan (assumed in our acquisition of Cimaron Communications Corporation) and our 1997 and 1999 Stock Option Plans (assumed in our acquisition of JNI). See the plan descriptions below.
(3)	Excludes options assumed through acquisitions in which we did not assume the related equity incentive plan; at March 31, 2006, such options to purchase 2,172,728 shares were outstanding with a weighted-average exercise price of $5.26 per share.
(4)	If Proposal 2 is approved, we will thereafter no longer issue equity awards under our plans other than the 1992 Plan (with the exception of any restricted stock units to be granted from the 2000 Plan in exchange for the stock options surrendered pursuant to the exchange program).

Equity Compensation Plans Not Approved by Stockholders

In March 2000, we adopted the 2000 Plan. We have reserved a total of 62,000,000 shares for the grant of NSOs, stock bonuses and rights to purchase restricted stock to our employees, directors and consultants under the 2000 Plan. At March 31, 2006, 29,841,119 shares were outstanding and 29,967,782 shares were available for future grant under the 2000 Plan. Assuming that only options with exercise prices equal to or greater than $4.90 per share are eligible to participate in the exchange program, that 100% of eligible employees participate in the exchange program, and that the exchange ratios described in the table set forth under “Exchange Ratios” in Proposal 1 above are applied, eligible options under the 2000 Plan covering approximately 12,952,243 shares as of April 3, 2006 would be surrendered and cancelled, while approximately 2,369,960 restricted stock units would be issued from the 2000 Plan in exchange for the surrendered options.

In connection with our acquisition of Cimaron in March 1999, we assumed options and other stock awards granted under Cimaron’s 1998 Stock Incentive Plan covering 7,470,456 shares of common stock. The terms of the plan provide for the grant of NSOs, restricted stock, or other stock based awards to employees, officers, directors, consultants, and advisors. At March 31, 2006, 3,976 shares were outstanding and 3,355,535 shares were available for future grant under the 1998 Stock Incentive Plan.

In connection with our acquisition of JNI in October 2003, we assumed options granted under JNI’s 1997 and 1999 Stock Option Plans covering 2,318,297 shares of common stock, and the 1,778,606 shares remaining available for future grant under these plans were added to the share reserve under the 1992 Plan, a stockholder approved plan. At March 31, 2006, 24,869 shares were outstanding under the JNI plans and 2,258,813 shares were available for future grant under the 1992 Plan from the assumed JNI plans.

Our Board of Directors or a committee thereof determines eligibility, vesting schedules and exercise prices for options granted under the plans. Options and other stock awards under the plans and other options granted or assumed without obtaining approval of our stockholders expire not more than ten years from the date of grant and are either exercisable immediately after the date of grant and subject to certain repurchase rights by us until such ownership rights have vested, or exercisable upon vesting. Vesting generally occurs over four years. Options are granted at prices at least equal to fair value of our common stock on the date of grant. None of these plans was required to be approved by our stockholders at the time the plan was implemented and were therefore never submitted to stockholders for approval.

COMPENSATION OF DIRECTORS

Directors’ compensation is only paid to non-employee directors.

Board of Directors Annual Retainer:  $12,000

Chairman of the Board Annual Retainer:  $24,000

Committee Chairman Annual Retainer:  $12,000

Committee Member Annual Retainer:  $8,000

Meeting fees:  $2,000 per Board of Directors meeting attended and $500 per telephonic Board of Directors meeting attended. $1,000 per Committee meeting attended and $500 per telephonic Committee meeting attended.

Additional fees:  We have also authorized payment of a fee of $500 per meeting attended by members of our Enterprise Risk Management Committee who are non-employee directors and a fee of $1,000 per meeting attended by the chairman of our Compensation Committee with our independent compensation consultant.

Expenses:  Reasonable travel-related expenses are reimbursed for attendance at Board and Committee meetings.

Aggregate Directors Compensation:  In the fiscal year ended March 31, 2006, the total compensation paid to all non-employee directors as a group was $408,978.

Stock Options:  Each person who becomes a non-employee director is granted a stock option to purchase 75,000 shares of common stock on the date on which the person first becomes a non-employee director. The exercise price of each stock option granted is equal to the fair market value of one share of common stock on the date of grant. Options granted become exercisable or “vest” in 36 equal monthly installments following the date of grant.

On April 1 of each year, each non-employee director is granted an option to purchase 50,000 shares of common stock if on such date, he or she has served on the Board for at least six months. The Chairman of the Board is granted an additional option to purchase 10,000 shares of common stock on April 1 of each year. The exercise price of each stock option granted is equal to the fair market value of one share of common stock on the date of grant. Options granted vest in 12 equal monthly installments following the date of grant.

In the event of our dissolution or liquidation, a sale of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or any other capital reorganization in which more than 50% of our shares entitled to vote are exchanged, either:

•	the director will be given a reasonable time within which to exercise the option, including as to any otherwise unvested shares, prior to the effectiveness of such event after which the option will terminate; or

•	the director will be given the right to exercise the option, including as to any otherwise unvested shares, for an equivalent number of shares of stock of the acquiring or surviving corporation.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows, for the fiscal years ended March 31, 2006, 2005 and 2004, the compensation awarded or paid to, or earned by, each of the following individuals, or the Named Executive Officers: our Chief Executive Officer as of March 31, 2006, our four other most highly compensated executive officers as of March 31, 2006, and two former executive officers that were no longer serving as executive officers as of March 31, 2006:

SUMMARY COMPENSATION TABLE

								Long-Term Compensation Awards
Name and Principal Position	Year	Annual Compensation				Other Annual Compensation ($)		Securities Underlying Options/ SARs(#)	All Other Compensation ($)(2)
		Salary ($)(1)		Bonus ($)
Kambiz Y. Hooshmand	2006	401,538		300,000	(3)	96,265	(4)	250,000	3,032
President and Chief Executive Officer	2005	13,849	(5)	—		—		2,750,000	—
Robert G. Gargus	2006	110,577		—		—		350,000	—
Senior Vice President, Chief Financial Officer and Chief Accounting Officer
Onchuen D. Lau	2006	214,000		100,000	(6)	—		650,000	—
Senior Vice President and General Manager, ICP Business Unit
Barbara Murphy	2006	199,314		1,200		—		62,000	2,000
Vice President and General Manager, Storage
Faye Pairman(7)	2006	247,620		—		—		200,000	—
Former Senior Vice President and General Manager, Storage Business	2005	244,604		—		—		75,000	—
Brian F. Wilkie(8)	2006	190,731		121,500	(6)	—		60,000	1,806
Former Vice President and General Manager of Embedded Products	2005	157,889		90,000	(6)	—		235,000	2,000

(1)	Includes the officers’ pre-tax contributions to our 401(k) plan.
(2)	Includes our matching contributions under our 401(k) plan and annual premiums paid by us on a term life insurance policy.
(3)	Guaranteed bonus payable per Mr. Hooshmand’s employment agreement. See “Employment, Severance and Change of Control Agreements.”
(4)	Includes relocation expenses of $96,265 paid by us but does not include a payment to be made by us in lieu of the reimbursement of certain closing costs as provided in an amendment to Mr. Hooshmand’s employment agreement. See “Employment, Severance and Change of Control Agreements.”
(5)	Reflects salary paid from March 21, 2005.
(6)	Fixed bonus paid per employment agreement.
(7)	Ms. Pairman’s employment with us terminated in February 2006.
(8)	Mr. Wilkie served as our Vice President and General Manager of Embedded Products until September 2005 when he was named our Vice President and Assistant General Manager, ICP Business Unit.

OPTION GRANTS IN LAST FISCAL YEAR

The following table shows information regarding options granted to the Named Executive Officers for fiscal 2006 and hypothetical gains on those options based on 5% or 10% annual compound stock price appreciation during the ten-year option term. All the grants were made under the 1992 Plan or the 2000 Plan. No stock appreciation rights were granted to any of the Named Executive Officers during fiscal 2006.

Name	Individual Grants
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%($)	10%($)
Kambiz Y. Hooshmand	250,000	2.6874	2.98	6/2/15	468,526	1,187,338

Robert G. Gargus	234,500	2.5208	2.82	10/10/15	415,882	1,053,926
	115,500	1.2416	3.10	10/10/15	172,266	486,527

Onchuen D. Lau	234,500	2.5208	2.86	5/31/15	421,781	1,068,875
	115,500	1.2416	3.15	5/31/15	174,708	493,428
	99,000	1.0642	2.64	10/28/15	125,665	354,913
	201,000	2.1607	2.40	10/28/15	303,379	768,821

Barbara Murphy	62,000	0.6665	2.98	9/29/10	51,046	112,798

Faye Pairman	134,000	1.4405	2.40	10/28/15	202,253	512,548
	66,000	0.7095	2.64	10/28/15	83,777	236,609

Brian F. Wilkie	60,000	0.6450	2.98	9/29/10	49,399	109,159

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are prescribed by the rules and regulations of the SEC and do not represent our estimate or projection of the future trading prices of our common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from these option grants. Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, our future performance, overall business and market conditions, and the optionee’s continued employment with us throughout the entire vesting period, which factors are not reflected in this table.
(2)	The exercise price may be paid in cash or in shares of common stock valued at the fair market value on the exercise date. Options may also be exercised, to the extent permissible under applicable law and our policy, through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

The foregoing table does not include options granted to the Named Executive Officers after March 31, 2006, the end of our fiscal year. In connection with its annual review of officer compensation in April 2006, the Compensation Committee granted to each of the Named Executive Officers the options set forth below, effective as of the second trading day following the public disclosure of the financial results for our fourth fiscal quarter, which we expect to announce on April 26, 2006:

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		Exercise Price ($/Sh)	Expiration Date(1)
Kambiz Y. Hooshmand	375,000	(2)	(3)	4/27/09
	375,000	(4)	(3)	4/27/16
	187,500	(5)	(3)	4/27/16
	187,500	(5)	(6)	4/27/16

Robert G. Gargus	150,000	(7)	(3)	4/27/16
	117,500	(2)	(3)	4/27/09
	117,500	(8)	(3)	4/27/16
	58,750	(9)	(3)	4/27/16
	58,750	(9)	(6)	4/27/16

Onchuen D. Lau	100,000	(2)	(3)	4/27/09
	100,000	(8)	(3)	4/27/16
	50,000	(9)	(3)	4/27/16
	50,000	(9)	(6)	4/27/16

Barbara Murphy	60,000	(2)	(3)	4/27/09
	60,000	(4)	(3)	4/27/16
	30,000	(5)	(3)	4/27/16
	30,000	(5)	(6)	4/27/16
	30,000	(10)	(3)	4/27/16

Faye Pairman	—		—	—

Brian F. Wilkie	22,500	(2)	(3)	4/27/09
	22,500	(4)	(3)	4/27/16
	11,250	(5)	(3)	4/27/16
	11,250	(5)	(6)	4/27/16

(1)	The expiration dates are based on an assumed grant date of April 28, 2006. The actual grant date will be the second trading day following the public disclosure of the financial results for our fourth fiscal quarter.
(2)	The option becomes exercisable only if we achieve specific revenue and pre-tax income targets in any fiscal quarter prior to the expiration of the option.
(3)	The exercise price will be equal to the fair market value of our common stock on the grant date.
(4)	The option vests in 48 equal monthly installments beginning one month after the grant date. The optionee may elect no later than one week prior to the grant date to receive an award of restricted stock units for one-third the number of shares underlying the option in lieu thereof.
(5)	The option vests in 48 equal monthly installments beginning one month after the grant date; provided, however, if we achieve specific stretch goals under our fiscal 2007 operating plan, the option will vest in full in fiscal 2008.
(6)	The exercise price will be equal to 110% of the fair market value of our common stock on the grant date.

(7)	The option vests in 48 equal monthly installments beginning one month after the grant date but only becomes exercisable on the first anniversary of the optionee’s commencement of employment, at which time all vested installments become exercisable.
(8)	The option vests in 48 equal monthly installments beginning one month after the grant date but only becomes exercisable on the first anniversary of the optionee’s commencement of employment, at which time all vested installments become exercisable. The optionee may elect no later than one week prior to the grant date to receive an award of restricted stock units for one-third the number of shares underlying the option in lieu thereof.
(9)	The option vests in 48 equal monthly installments beginning one month after the grant date but only becomes exercisable on the first anniversary of the optionee’s commencement of employment, at which time all vested installments become exercisable; provided, however, if we achieve specific stretch goals under our fiscal 2007 operating plan, the option will vest in full in fiscal 2008.
(10)	The option vests in 48 equal monthly installments beginning one month after the grant date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The following table shows certain information regarding options exercised during fiscal 2006 and options held at March 31, 2006 by the Named Executive Officers. We had no stock appreciation rights outstanding during fiscal 2006.

Name	Options Exercised During Fiscal 2006		Options Held at Fiscal Year End
	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options Exercisable/Unexercisable ($)
Kambiz Y. Hooshmand	—	—	687,500/2,312,500	547,113/1,913,838
Robert G. Gargus	—	—	0/350,000	0/404,929
Onchuen D. Lau	—	—	0/650,000	0/867,707
Barbara Murphy	—	—	133,836/116,369	418,388/271,380
Faye Pairman	627,816	2,136,891	14,313/0	6,626/0
Brian F. Wilkie	—	—	92,750/42,250	59,350/44,116

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

In March 2005, we entered into a letter agreement with Kambiz Y. Hooshmand, pursuant to which Mr. Hooshmand serves as our President and Chief Executive Officer. Under the agreement, Mr. Hooshmand receives a base salary at an annual rate of $400,000. The agreement also provides that Mr. Hooshmand is eligible to participate in any annual bonus program that our Compensation Committee may establish. His bonus is targeted at 75% of his base salary. For the first year of his employment Mr. Hooshmand is entitled to receive a guaranteed bonus of $300,000, paid after the close of our fiscal 2006. In March 2005, Mr. Hooshmand was granted a stock option to purchase 2,750,000 shares of our common stock. The option has a term of ten years and vests over a four-year period. Twenty percent of the 2,750,000 share stock option grant was priced at a 10% premium to the fair market value of our common stock on the grant date. The remaining 80% of the 2,750,000 share stock option grant was priced at the fair market value of our common stock on the grant date. Mr. Hooshmand was granted an additional stock option to purchase 250,000 shares in June 2005. The 250,000 share stock option grant was priced at fair market value on the grant date and will vest and become exercisable only upon the achievement of revenue and operating income objectives. Mr. Hooshmand is eligible for our standard medical, dental and life insurance benefits, 401(k) plan and our deferred compensation plan. We also pay for a supplemental life insurance policy with a face value of $2 million for the benefit of Mr. Hooshmand’s designated beneficiary. The agreement also provided for the reimbursement of his relocation and temporary living expenses (including tax reimbursement for any taxable income realized upon such reimbursement) along with other benefits commensurate with those offered to our other executive officers. Pursuant to the agreement, if we terminate Mr. Hooshmand’s employment without cause or if Mr. Hooshmand terminates his employment for good reason, we will pay a separation payment equal to 18 months’ base salary, less applicable withholdings and deductions. We will also pay Mr. Hooshmand a pro rata portion of a $300,000 bonus. In such event, Mr. Hooshmand’s 2,750,000 share stock option grant will immediately vest as if he had completed an additional 24 months of service with us and will be exercisable for an additional 24 months after the date of termination (or, if earlier, on the original expiration date of such option). If Mr. Hooshmand’s employment is terminated by us or he resigns for good reason within 12 months following a change of control, he will also receive the foregoing severance benefits.

In February 2006, we entered into an amendment to our letter agreement with Mr. Hooshmand pursuant to which in lieu of the reimbursement of up to $160,000 in closing costs pursuant to the letter agreement, we agreed to pay Mr. Hooshmand a one-time payment of approximately $237,000 to be used by him exclusively for the purchase of a residence in the San Diego area and to cover the related federal, state or local taxes payable by Mr. Hooshmand. The amendment further provides that in the event Mr. Hooshmand voluntarily leaves his employment with us, or is terminated by us for “cause” (as defined in the agreement), during the 18-month period following the initial disbursement of the payment, then Mr. Hooshmand shall be required to reimburse us for the full amount of the payment.

In September 2005, we entered into a letter agreement with Robert G. Gargus, pursuant to which Mr. Gargus serves as our Senior Vice President, Chief Financial Officer and Chief Accounting Officer. Under the agreement, Mr. Gargus receives a base salary at an annual rate of $250,000. The agreement also provides that Mr. Gargus is eligible to participate in any annual bonus program that our Compensation Committee may establish. His bonus is targeted at 40% of his base salary. In October 2005, Mr. Gargus was granted a stock option to purchase an aggregate of 350,000 shares of our common stock. The option has a term of ten years and vests over a four-year period. Thirty-three percent of the stock option grant was priced at a 10% premium to the fair market value of our common stock on the grant date. The remaining 67% of the stock option grant was priced at the fair market value of our common stock on the grant date. Mr. Gargus is eligible for our standard medical, dental and life insurance benefits, 401(k) plan and our deferred compensation plan. Pursuant to the agreement, if we undergo a change in control, and Mr. Gargus’ employment is terminated within 12 months of such change in control, Mr. Gargus will receive a separation payment equal to 12 months’ base salary, less applicable withholdings and deductions. In addition, Mr. Gargus’ stock option grant will immediately vest as if he had completed an additional 12 months of service with us, and will be exercisable for an additional 15 months after the date of termination, provided Mr. Gargus has completed up to seven years of employment with us, or for an additional 24 months after the date of termination, provided Mr. Gargus has completed seven or more years of service with us (or in each case, on the original expiration date of such option, if earlier).

In April 2005, we entered into a letter agreement with Onchuen D. Lau, pursuant to which Mr. Lau serves as our Senior Vice President and General Manager, ICP Business Unit. Under the agreement, Mr. Lau receives a base salary at an annual rate of $260,000. The agreement also provides that Mr. Lau is eligible to participate in any annual bonus program that our Compensation Committee may establish. His bonus is targeted at 40% of his base salary. For the first year of his employment Mr. Lau is entitled to receive a guaranteed bonus of $50,000, paid after the close of our fiscal 2006. Pursuant to the agreement, Mr. Lau also received a $100,000 signing bonus, which Mr. Lau must reimburse to us if he voluntarily terminates his employment with us within 12 months of his hire date. In May 2005, Mr. Lau was granted a stock option to purchase an aggregate of 350,000 shares of our common stock. The option has a term of ten years and vests over a four-year period. Thirty-three percent of the stock option grant was priced at a 10% premium to the fair market value of our common stock on the grant date. The remaining 67% of the stock option grant was priced at the fair market value of our common stock on the grant date. Mr. Lau is eligible for our standard medical, dental and life insurance benefits, 401(k) plan and our deferred compensation plan.

In May 2004, we entered into an Employment and Non-Solicitation Agreement with Brian F. Wilkie, pursuant to which Mr. Wilkie served as our Vice President and General Manager of Embedded Products until September 2005 when he was named our Vice President and Assistant General Manager, ICP Business Unit. The agreement provided that Mr. Wilkie would receive an annual base salary of $190,000 and a quarterly bonus of $30,000 for the three-year term of the agreement. Pursuant to the agreement, if we terminate Mr. Wilkie’s employment without cause or Mr. Wilkie resigns with good reason, we will pay him a lump sum severance payment equal to the remaining quarterly bonus amounts that he would have received during the remainder of the term of the agreement provided Mr. Wilkie abides by the surviving terms of his confidentiality agreements and executes a full general release in our favor.

In March 2004, we entered into an Employment and Non-Solicitation Agreement with Faye Pairman pursuant to which Ms. Pairman served as our Senior Vice President and General Manager, Storage Business prior to the termination of her employment. The agreement provided that Ms. Pairman received an annual base salary of $252,000. Ms. Pairman’s employment with us terminated in February 2006. Pursuant to the agreement, upon termination of her employment Ms. Pairman received a lump sum severance payment equal to 12 months base salary, reimbursement of her medical insurance premiums for 12 months after the termination of employment and 24 months vesting credit on the stock options previously granted by 3Ware and assumed by us when we acquired 3Ware subject to Ms. Pairman’s agreement to abide by the surviving terms of her confidentiality agreements and her execution of a full general release in favor of us.

We offer a nonqualified deferred compensation plan to a select group of our management or highly compensated employees. The deferred compensation plan enables employees to make a pre-tax elective deferral in excess of those permitted under our 401(k) plan. The Named Executive Officers are eligible to participate in this plan. In accordance with the terms of the deferred compensation plan, in the case of a change in control, all participants’ accounts would be distributed in a lump sum payment as soon as administratively possible. Participants in the deferred compensation plan must elect how their funds will be distributed upon retirement or termination of employment prior to contributing to the plan.

In accordance with the terms of our equity incentive plans, if we enter into certain change-of-control transactions, any option granted to purchase shares of common stock held by a person whose service with us has not terminated generally shall vest and become immediately exercisable for the number of shares that would otherwise be vested and exercisable under the terms of the option one year after the date of the change-of-control transaction. This would apply to options granted to any of the Named Executive Officers. Our stock option plans provide for a post-termination exercise period upon retirement or termination of employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Messrs. Cesaratto, Goldman, Stabenow and Wright. None of these directors has at any time been an executive officer of ours or any of our subsidiaries. During the last fiscal year, no interlocking relationship existed between our Board of Directors or our Compensation Committee and the board of directors or compensation committee of any other company.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth the only persons who, to our knowledge, owned beneficially as of March 31, 2006, more than 5% of the outstanding shares of our common stock:

Name and Address	Number of Shares	Percent of Total(1)
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	17,211,978	5.8%

Dimensional Fund Advisors, Inc.(3) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	16,038,690	5.4%

Barclays Global Investors, NA and affiliates (4) 45 Fremont Street San Francisco, CA 94105	15,514,535	5.3%

(1)	Applicable percentages are based on 295,439,772 shares of common stock outstanding on March 31, 2006.
(2)	According to a Schedule 13G filed with the SEC on February 14, 2006 by FMR Corp., Edward C. Johnson and FMR Corp. through its control of Fidelity Management & Research Company each has the sole power to dispose of 16,942,400 shares. The Boards of Trustees of the Fidelity Management & Research Company funds have the sole power to vote the shares held by Fidelity Management & Research Company funds. Edward C. Johnson and FMR Corp. through its control of Fidelity Management Trust Company each has the sole power to dispose of 269,578 shares.
(3)	According to a Schedule 13G filed with the SEC on February 6, 2006 by Dimensional Fund Advisors, Inc., Dimensional Fund Advisors, Inc. holds investment power and voting power over these securities, but the funds managed by Dimensional Fund Advisors, Inc. have ownership of the securities.
(4)	According to a Schedule 13G filed with the SEC on January 26, 2006. In the Schedule 13G, the following entities reported ownership of our shares: Barclays Global Investors, NA (10,165,588 shares), Barclays Global Fund Advisors (5,102,114 shares), and Barclays Global Investors, Ltd (246,833 shares). Each of the entities has sole voting and dispositive power with respect to the shares noted except that Barclays Global Investors, NA has sole voting power only as to 8,742,815 shares, Barclays Global Fund Advisors has sole voting power only as to 5,102,114 shares and Barclays Global Investors, Ltd has sole voting power only as to 207,279 shares.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the beneficial ownership, reported to us as of March 31, 2006, of our common stock, including shares as to which a right to acquire ownership exists (by the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, of each of our directors, each of the Named Executive Officers, and all of our current directors and executive officers as a group.

Name(1)	Number of Shares(2)	Percent of Total(3)
Cesar Cesaratto(4)	260,000	*
Murray A. Goldman(5)	22,917	*
Kambiz Y. Hooshmand(6)	802,084	*
Arthur B. Stabenow(7)	605,926	*
Julie H. Sullivan(8)	31,250	*
Harvey P. White(9)	460,000	*
David B. Wright(10)	37,500	*
Robert G. Gargus	—	*
Onchuen D. Lau(11)	47,750	*
Barbara Murphy(12)	149,063	*
Faye Pairman(13)	14,313	*
Brian F. Wilkie(14)	254,667	*
All current executive officers and directors as a group (11 persons)(15)	2,416,490	*

*	Less than one percent.
(1)	The address for our executive officers and directors is: c/o Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089.
(2)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
(3)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within 60 days after March 31, 2006 are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 295,439,772 shares of common stock outstanding on March 31, 2006.
(4)	Includes 260,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006. Does not include shares subject to options granted after March 31, 2006, of which we estimate 5,000 shares will become exercisable within 60 days of March 31, 2006.
(5)	Includes 22,917 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006. Does not include shares subject to options granted after March 31, 2006, of which we estimate 4,167 shares will become exercisable within 60 days of March 31, 2006.
(6)	Includes 802,084 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006. Does not include shares subject to options granted after March 31, 2006, of which we estimate 15,625 shares will become exercisable within 60 days of March 31, 2006.
(7)	Includes 350,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006. Does not include shares subject to options granted after March 31, 2006, of which we estimate 4,167 shares will become exercisable within 60 days of March 31, 2006.
(8)	Includes 31,250 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006. Does not include shares subject to options granted after March 31, 2006, of which we estimate 4,167 shares will become exercisable within 60 days of March 31, 2006.
(9)	Includes 450,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006. Does not include shares subject to options granted after March 31, 2006, of which we estimate 4,167 shares will become exercisable within 60 days of March 31, 2006.

(10)	Includes 37,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006. Does not include shares subject to options granted after March 31, 2006, of which we estimate 4,167 shares will become exercisable within 60 days of March 31, 2006.
(11)	Includes 43,750 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006.
(12)	Includes 149,063 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006. Does not include shares subject to options granted after March 31, 2006, of which we estimate 2,500 shares will become exercisable within 60 days of March 31, 2006.
(13)	Includes 14,313 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006.
(14)	Includes 254,667 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006. Does not include shares subject to options granted after March 31, 2006, of which we estimate 938 shares will become exercisable within 60 days of March 31, 2006.
(15)	Includes 2,146,564 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006. Does not include shares subject to options granted after March 31, 2006, of which we estimate 44,898 shares will become exercisable within 60 days of March 31, 2006.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders are “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker. If you are holding a physical stock certificate, direct your written request to Computershare Investor Services, LLC, 2 N La Salle Street, Chicago, IL 60602, telephone number (312) 588-4143. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

OTHER MATTERS

No other matters will be presented for consideration at the special meeting.

By Order of the Board of Directors

Cynthia J. Moreland

Secretary

April 14, 2006

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 filed with the Securities and Exchange Commission is available without charge upon written request to: Investor Relations, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089 or is available on line at www.amcc.com.

APPENDIX A

APPLIED MICRO CIRCUITS CORPORATION

AMENDED AND RESTATED

1992 EQUITY INCENTIVE PLAN

APPROVED BY BOARD ON: MARCH 22, 2006

APPROVED BY STOCKHOLDERS: MAY 31, 2006

TERMINATION DATE: MARCH 21, 2016

1. GENERAL.

(a) Amendment and Restatement of Prior Plans. This Plan was adopted by the Board on the Adoption Date to be effective as provided in Section 11 on the Effective Date. The Plan is intended as an amendment and restatement of the Applied Micro Circuits Corporation 1992 Stock Option Plan (the “1992 Option Plan”) and a continuation of and successor to the Applied Micro Circuits Corporation 2000 Equity Incentive Plan (the “2000 Plan”) (together, the “Prior Plans”). Following the Effective Date of this Plan, no additional stock awards shall be granted under the Prior Plans. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the Prior Plans shall be added to the share reserve of this Plan and available for issuance pursuant to Stock Awards granted hereunder. All outstanding stock awards granted under the Prior Plans shall remain subject to the terms of the Prior Plans, except that the Board may elect to extend one or more of the features of the Plan to stock awards granted under the Prior Plans. Any shares subject to outstanding stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement shall be added to the share reserve of this Plan and become available for issuance pursuant to Stock Awards granted hereunder. All Stock Awards granted subsequent to the Effective Date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options or (iii) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards or stock awards granted under the Prior Plans, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Code Section 409A and the related guidance thereunder.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee of Directors who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee of Directors who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by Delaware law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 13(v)(ii) below.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall not exceed Forty-Nine Million Nine Hundred Fourteen Thousand Forty-Seven (49,914,047) shares of Common Stock (such number consisting of (i) the number of shares remaining available for issuance under the 1992 Option Plan as of the Effective Date, (ii) an additional Twelve Million (12,000,000) shares to be approved by the stockholders at the 2006 Annual Meeting as part of the approval of this Plan, and (iii) the number of shares subject to outstanding stock awards under the 1992 Option Plan as of the Effective Date), plus the number of shares added to the reserve pursuant to subsection 3(b). For clarity, the limitation in this subsection 3(a) is a limitation in the number of shares of the Common Stock that may be issued pursuant to the Plan. Accordingly, this subsection 3(a) does not limit the granting of Stock Awards except as provided in subsection 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of the Common Stock that may be issued pursuant to the Plan.

(b) Additions to the Share Reserve. The share reserve under the Plan also shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to options or stock awards outstanding under the 2000 Plan as of the Effective Date of the Plan and (ii) but for this provision, would otherwise have reverted to the share reserve of the 2000 Plan pursuant to the provisions thereof; provided, however, that those shares of Common Stock issuable pursuant to options outstanding under the 2000 Plan that are surrendered as part of the Company’s exchange program outlined in Proposal 1 to the Company’s Schedule 14A shall not increase the share reserve of this Plan.

(c) Reversion of Shares to the Share Reserve. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to subsection 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan. Notwithstanding the provisions of this subsection 3(c), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(d) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3(d), subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted after the Effective Date shall be Eighty Million Two Hundred Ninety-Five Thousand One Hundred Fifty Three (80,295,153) shares of Common Stock.

(e) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than Five Million (5,000,000) shares of Common Stock.

(f) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company.

4. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Code Sections 424(e) and (f)). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants. A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5. OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(c) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued;

provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e) Vesting Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date thirty (30) days following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the applicable period of time after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of

Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board. Generally, except for Restricted Stock Awards (x) granted to Non-Employee Directors, or (y) that vest based on the satisfaction of Performance Goals (which shall vest over a Performance Period not less than one (1) year), no Restricted Stock Award shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant, except upon a Corporate Transaction in which such Restricted Stock Award is not assumed or continued, or upon an event related to a Change in Control.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate. Generally, except for Restricted Stock Unit Awards (x) granted to Non-Employee Directors, or (y) that vest based on the satisfaction of Performance Goals (which shall vest over a Performance Period not less than one (1) year), no Restricted Stock Unit Award shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant, except upon a Corporate Transaction in which such Restricted Stock Unit Award is not assumed or continued, or upon an event related to a Change in Control.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed Three Million (3,000,000) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d)(i) shall not exceed Five Million dollars ($5,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards. Generally, except for Other Stock Awards (x) granted to Non-Employee Directors, or (y) that vest based on the satisfaction of Performance Goals (which shall vest over a Performance Period not less than one (1) year), no Other Stock Award shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant, except upon a Corporate Transaction in which such Other Stock Award is not assumed or continued, or upon an event related to a Change in Control.

7. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8. MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with 409A. To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(d) and 6(d)(i) , and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Acceleration of Vesting and Exercisability. In the event of a Corporate Transaction, each outstanding Stock Award shall vest and, if applicable, become immediately exercisable for the number of shares of Common Stock that would otherwise be vested and exercisable under the terms of the Stock Award one (1) year after the date of such transaction.

(ii) Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(iii) Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iv) Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(v) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11. EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date. Prior to the Effective Date, the Prior Plans are unaffected by the Plan, and Stock Awards shall continue to be granted from the Prior Plans. If the Plan has not been approved by the stockholders of the Company by the first anniversary of the Adoption Date, the adoption of the Plan shall be null and void and the Prior Plans shall continue unaffected by the adoption of the Plan. If the Plan is so approved, (i) the Prior Plans shall be deemed merged into the Plan and to cease their separate existence and (ii) outstanding options and other awards granted pursuant to the Prior Plans shall automatically become Stock Awards. Notwithstanding that the Prior Plans are merged into the Plan, the terms of the Prior Plans shall continue to govern any Stock Awards granted prior to the Effective Date.

12. CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

13. DEFINITIONS. As used in the Plan, the definitions contained in this Section 13 shall apply to the capitalized terms indicated below:

(a) “Adoption Date” means March 22, 2006, the date the Plan was adopted by the Board.

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Award” means a Stock Award or a Performance Cash Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board;

(provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board).

For clarity, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

The Board may, in its sole discretion and without Participant consent, amend the definition of Change in Control to conform to the definition of Change of Control under Section 409A of the Code, as amended, and the Treasury Department or Internal Revenue Service Regulations or Guidance issued thereunder.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Applied Micro Circuits Corporation, a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(o) “Director” means a member of the Board.

(p) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(q) “Effective Date” means the effective date of this Plan document, which is the date of the special meeting of stockholders of the Company held on May 31, 2006, provided this Plan is approved by the Company’s stockholders at such meeting.

(r) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Entity” means a corporation, partnership, limited liability company or other entity.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(w) “Incentive Stock Option” means an Option that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y) “Nonstatutory Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(bb) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(dd) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ee) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(gg) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(hh) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ii) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

(jj) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(kk) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ll) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(mm) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).

(nn) “Plan” means this Applied Micro Circuits Corporation Amended and Restated 1992 Equity Incentive Plan.

(oo) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(pp) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(rr) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ss) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(tt) “Securities Act” means the Securities Act of 1933, as amended.

(uu) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(vv) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(xx) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(yy) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(zz) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

APPLIED MICRO CIRCUITS CORPORATION

215 MOFFETT PARK DRIVE

SUNNYVALE, CA 94089

A Special Meeting of Stockholders of Applied Micro Circuits Corporation, a Delaware corporation (the “Company”), will be held at the principal offices of the Company, located at 215 Moffett Park Drive, Sunnyvale, California, 94089 on Wednesday, May 31, 2006, at 10:00 a.m. local time, for the purposes stated on the reverse side. The undersigned hereby appoints Kambiz Y. Hooshmand and Robert G. Gargus, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of Applied Micro Circuits Corporation that the undersigned is entitled to vote at the Special Meeting of Stockholders.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 DESCRIBED ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

APPLIED MICRO CIRCUITS CORPORATION LOGO 215 MOFFETT PARK DRIVE SUNNYVALE, CA 94089

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Applied Micro Circuits Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Applied Micro Circuits Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AMCCO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLIED MICRO CIRCUITS CORPORATION

	For	Against	Abstain

THEBOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1

1. To approve a proposed exchange of certain outstanding stock options for a reduced number of restricted stock units to be granted under our 2000 Equity Incentive Plan.	☐	☐	☐

THEBOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

2. To approve the amendment and restatement of our 1992 Stock Option Plan, thereafter to be referred to as our 1992 Equity Incentive Plan.	☐	☐	☐

These items of business are more fully described in the proxy statement accompanying this proxy card. The record date for the special meeting is April 3, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date